Exhibit 4.2

SPIN AI INC.

FORM OF SUBSCRIPTION AGREEMENT

Common Stock, par value $0.0001 per share

This Subscription Agreement (this “Agreement”) is entered into as of the date set forth on the signature page by and between Spin AI Inc., a Wyoming corporation (the “Company”), and the undersigned subscriber (the “Subscriber”), in connection with the Company’s offering (the “Offering”) of up to 10,000,000 shares of common stock, par value $0.0001 per share (the “Shares”), at a price of $0.01 per Share, pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-296960) and the prospectus contained therein (the “Prospectus”).

1.  Subscription. The Subscriber irrevocably subscribes to purchase the number of Shares set forth on the signature page, at a price of $0.01 per Share, for the aggregate purchase price set forth on the signature page (the “Purchase Price”), and tenders the full Purchase Price herewith.

2.  Payment; no escrow; no minimum. Payment is made by check, wire transfer, or ACH transfer to the Company’s corporate account at JPMorgan Chase Bank, N.A. The Offering is being conducted on a best-efforts, self-underwritten basis; there is no minimum number of Shares that must be sold, and there is no escrow of subscription funds. Upon the Company’s acceptance of this subscription, the Purchase Price becomes the property of the Company, is available for its immediate use, and is not refundable except as provided in Sections 3 and 4.

3.  Acceptance or rejection. This Agreement is not binding on the Company until accepted and countersigned by an authorized officer of the Company, and the Company may accept or reject this subscription, in whole or in part, in its sole discretion. If the Company rejects this subscription in whole or in part, the Purchase Price (or the portion relating to the rejected Shares, without interest) will be returned to the Subscriber.

4. Offering period. The Offering will remain open until the earlier of (i) the sale of all Shares offered or (ii) twelve months from the effective date of the Registration Statement, unless earlier terminated by the Company. If this subscription has been tendered but not accepted at the time the Offering terminates, the Purchase Price will be returned to the Subscriber without interest.

5.  Representations and warranties of the Subscriber. The Subscriber represents and warrants to the Company that: (a) the Subscriber has received and reviewed the Prospectus, including the risk factors described therein, and has had the opportunity to ask questions of the Company; (b) the Subscriber understands that the investment involves a high degree of risk, including the possible loss of the entire investment, and is not relying on the Company or any of its officers or agents for legal, tax, accounting, or investment advice; (c) the Subscriber is acquiring the Shares for the Subscriber’s own account and not with a view to distribution in violation of applicable securities laws; (d) the Subscriber has full power and authority to execute, deliver, and perform this Agreement; (e) no governmental agency has passed upon the merits of, or given any assurance regarding, this investment; and (f) the information the Subscriber has provided in this Agreement, including the name, address, and share amount on the signature page, is true and correct.

6.  Representation of the Company. The Company represents that the Shares, when issued and paid for in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

7.  Reliance; survival. The Subscriber acknowledges that the Company will rely on the Subscriber’s representations in this Agreement in determining whether to accept this subscription, and that those representations survive acceptance.

8.  Miscellaneous. This Agreement is governed by the laws of the State of Wyoming, without regard to its conflict-of-law principles. It constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior discussions, may be amended only in a writing signed by both parties, and is binding upon the parties and their respective successors and permitted assigns. The Subscriber may not assign this Agreement. If any provision is held unenforceable, the remaining provisions will continue in effect. This Agreement may be executed in counterparts, and delivery of an executed signature page by electronic means is effective as delivery of an original. Notices to the Subscriber may be given to the address or email set forth on the signature page.

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IN WITNESS WHEREOF, the Subscriber has executed this Agreement as of the date set forth below.

SUBSCRIBER

Number of Shares: ____________________________ Total Purchase Price ($0.01 per Share): $____________________________

Signature: ____________________________ Print Name: ____________________________

Entity Name / Title (if applicable): ____________________________

Address: ____________________________ Email / Tel: ____________________________

Date: ____________________________

ACCEPTED: SPIN AI INC.

By: __________________________      Name: Katizie Bakht Murad Title: President

Date: ____________________________

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